Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of XT Energy Group, Inc. (formerly known as Xiangtian (USA) Air Power Co., Ltd. and subsidiaries) of our report dated October 31, 2017, relating to the audit of the consolidated financial statements of Xiangtian (USA) Air Power Co., Ltd. and subsidiaries (now known as XT Energy Group, Inc.) as of July 31, 2017, and for the year then ended. We also consent to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Weinberg & Company, P.A.

Los Angeles, California

January 31, 2019